Exhibit 99.1

Solera Holdings, Inc. Announces Secondary Offering of Common Stock
Wednesday June 4, 8:51 am ET

SAN DIEGO—(BUSINESS WIRE)–Solera Holdings, Inc. (NYSE: SLH - News), announced today that affiliates of GTCR Golder Rauner LLC, together with other unaffiliated selling stockholders, have agreed to sell an aggregate of 5,000,000 of their shares of Solera’s common stock in an underwritten, at the market public offering. Solera will not receive any proceeds from the offering. Closing of the sale is expected to occur on or about June 9, 2008, subject to customary closing conditions. The total number of shares of common stock outstanding will not change as a result of this offering. Upon completion of this offering, GTCR’s interest in Solera Holdings, Inc. will be reduced to 1.4% of the outstanding shares, from the current 8.4%.

Goldman, Sachs & Co. is acting as the sole underwriter for the offering. The offering is being made pursuant to an effective shelf registration statement. The offering of these securities may be made only by means of the prospectuses relating to these securities. A copy of the final prospectus may be obtained by contacting: Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, fax: 212-902-9316 or email at prospectus-ny@ny.email.gs.com

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there by any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

About Solera

Solera Holdings, Inc. (Solera) is an integrated group of leading automotive claims solutions companies with the vision to continuously improve the automobile insurance claims processing industry worldwide. The Solera companies help customers automate and simplify their automobile claims process and improve their ability to monitor and manage their businesses through data reporting and analytics.

Focused on maximizing efficiency, Solera’s companies deliver innovative solutions to customers in over 50 countries, across six continents. Solera is home to leading global automotive claims brand Audatex, active in more than 45 countries, as well as Sidexa in France, Informex in Belgium, and ABZ in the Netherlands. Solera’s Hollander brand serves the North American automotive recycling market. Solera’s companies also provide software, services and solutions for processing property claims, medical claims and financial services.

Contact:

Solera Holdings, Inc.

Investor Relations:

Kamal Hamid, 858-946-1676

kamal.hamid@audatex.com

or

Media Relations:

Kendra DeWitt, 858-946-1453

kendra.dewitt@audatex.com

Source: Solera Holdings, Inc.